Exhibit 16.1

May 2, 2005

Office of the Chief Accountant

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements made by Altrust Financial Services, Inc. in Item 14 of its Form 10, which we understand will be filed with the Commission on May 2, 2005. We agree with the statements contained in the second and third paragraphs included therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Carr, Riggs & Ingram LLC

(as successor to Mackle, Splawn, Tindall & McDonald, LLP)